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                                                                      Exhibit 99

                                                                    NEWS RELEASE




                                    ALKERMES

FOR IMMEDIATE RELEASE
---------------------

        ALKERMES ANNOUNCES PRELIMINARY RESULTS OF U.S. PHASE II CLINICAL
                 TRIAL OF INTRAVENOUS RMP-7(TM) AND CARBOPLATIN

THIRD PHASE II STUDY OF DRUG DELIVERY AGENT IN PATIENTS WITH BRAIN TUMORS

CAMBRIDGE, MA, MARCH 31, 1997 - Alkermes, Inc. (NASDAQ:ALKS) announced today preliminary results of its third Phase II clinical trial of the drug delivery agent RMP-7 administered intravenously in conjunction with the chemotherapeutic agent carboplatin in patients with recurrent, malignant brain tumors. Study ALK01-017 was a multi-center, blinded, randomized, placebo controlled Phase II clinical trial designed to compare the safety and efficacy of treatment with intravenous RMP-7 and carboplatin to treatment with intravenous placebo and carboplatin. The study did not meet its primary endpoint of time to tumor progression as measured by changes in tumor volume on magnetic resonance imaging
(MRI). The study was designed to include multiple additional endpoints, and data analysis is continuing. Observed trends toward increased survival time, six month survival rate and slowed progression of functional impairment for patients receiving the combination of RMP-7 and carboplatin compared to patients receiving treatment with carboplatin alone are being analyzed.

This study is the third Phase II study of intravenous RMP-7 and carboplatin to be completed. In December 1996, Alkermes announced the results of two, open label, European Phase II clinical trials of RMP-7 and carboplatin in patients with recurrent, malignant brain tumors. The results showed that the drug combination was well tolerated and provided positive responses as measured by patients' neurological impairment, performance status and tumor volume. The European clinical trials employed a different carboplatin dosing regimen than the U.S. trial and had different patient enrollment criteria.

"The analysis of the results of ALK01-017 is ongoing and will provide a significant amount of additional data relating to the effect of RMP-7 and carboplatin," said Richard Pops, Chief Executive Officer of Alkermes. "These data, when completed and analyzed together with the data from our two previously completed European Phase II studies, will provide us with information necessary for designing a Phase III clinical trial of RMP-7 and carboplatin in

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patients with recurrent brain tumors."

The Phase II study enrolled 121 patients who had relapsed following previous treatment with surgery, radiotherapy and, in most cases, chemotherapy. The study was unblinded the evening of Friday, March 28, 1997 and data analysis is currently underway.

RMP-7 is being developed by Alkermes for Alkermes Clinical Partners, L.P., a limited partnership which raised $46 million in 1992 to develop RMPs. Alkermes has the option to purchase the partnership's technology.

Alkermes is a leader in the development of products based on sophisticated drug delivery technologies. Alkermes' focus is on two important drug delivery opportunities: (i) controlled, sustained release of injectable drugs lasting several days to several weeks, utilizing its ProLease(R) and Medisorb(R) technologies; and (ii) the delivery of drugs into the brain past the blood-brain barrier, utilizing its RMP-7 technology. In addition to its Cambridge, Massachusetts headquarters, Alkermes operates a manufacturing facility in Ohio and a medical affairs office in Cambridge, England.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could vary materially from those described in this press release as a result of a number of factors, including but not limited to the following: There can be no assurance that RMP-7 or any other product candidate of Alkermes will be successfully developed or manufactured, or that Alkermes will be permitted to conduct additional clinical trials of RMP-7 or any other product candidate, or that final results of human clinical trials of RMP-7 or any other product candidate will be supportive of regulatory approvals required to market products, or that final regulatory approval of RMP-7 or any other product candidate will be received in a timely manner, if at all. The Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:
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Richard F. Pops                                  Investor Relations:
Chief Executive Officer                          Lisa Burns
Alkermes, Inc.                                   Burns McClellan
(617)494-0171                                    (212)505-1919

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